Exhibit 4.11

PURCHASE AGREEMENT (the “Agreement”) concluded in Toronto on September 12, 2022 (the “Effective Date”),

BETWEEN :	FIRST PHOSPHATE CORP., a corporation duly incorporated under the Business Corporations Act (British Columbia) and having its head office at Suite 3606, 833 Seymour Street, Vancouver, British Columbia, V6B 0G4;

(hereinafter referred to as the “Purchaser”)

AND :	FRÉDÉRIC BERGERON, a mining prospector (#19675)with an address care of at 4671 Boul. De la Grande-Baie S, Saguenay, QC, G7B 1H1;

(hereinafter referred to as the “Seller”)

(the Seller and the Purchaser are hereinafter collectively referred to as the “Parties”)

WHEREAS :

A.	The seller is the beneficial owners of a one-hundred percent (100%) interest in and to certain mineral claims located in the Province of Quebec, as further detailed in Schedule “A” attached hereto (the “Property”); and

B.	The Seller agreed to sell 100% of its interest in the Property to the Purchaser and the Purchaser wishes to acquire all of the Vendor’s interest in the Property in accordance with the terms and conditions as set forth herein.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Preamble and Schedules

The preamble and schedules form an integral part of this Agreement.

1.2	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Quebec (the “Applicable Laws”) and the Parties hereto irrevocably consent to the jurisdiction of the courts of the judicial district of Montreal in such province.

2.	SALE AND ACQUISITION OF THE PROPERTY

2.1	Sale and Acquisition

The Seller sells to the Purchaser and the Purchaser purchases the Property from the Seller in consideration for $35,000 payable through the issuance of 140,000 common shares of the Purchaser to the Seller (the “Payment Shares”).

2.2	Escrow

All Payment Shares issued pursuant to Section 2.1 will be issued as fully paid and non-assessable, free and clear of all liens, charges and encumbrances, and subject to such resale restrictions and hold periods as may be imposed by applicable Securities Laws. In addition, the Payment Shares will be subject to the following voluntary hold periods: 25% on the date the common shares of the Purchaser commence trading on a stock exchange (the “Listing Date”), 25.00% 4 months following the Listing Date, 25.00% 8 months following the Listing Date and the final 25.00% 12 months following the Listing Date.

2.3	Closing

On the Effective Date, the Purchaser will deliver to the purchaser a certificate representing the Payments Shares.

On the Effective Date, the Purchaser shall receive a form of transfert de droits miniers duly signed by the Seller as well as any other document prescribed by the Mining Act (Quebec) in order to allow the Purchaser, subject to the provisions of section 3.1, to register and transfer the Property in the name of the Purchaser, or in the name of any other person designated by the Purchaser. The Purchaser will assume sole responsibility for the cost of transferring the Property.

3.	REPRESENTATIONS AND WARRANTIES

3.1         The Purchaser makes the following representations and warranties to the Seller on the Effective Date:

a)	that it has the capacity and power to enter into and perform this Agreement and the transaction contemplated hereby;

b)	that it has duly entered into and executed this Agreement and that this Agreement is valid, binding and enforceable in accordance with its terms; and

f)	that it has no knowledge of any material facts or circumstances not disclosed in this Agreement.

3.2         The Seller makes the following representations and warranties to the Purchaser, which shall survive and remain true as of the Effective Date:

a)	that it is the sole owner of the Property; and

c)	that it has the right to make transactions with respect to the Property as contemplated in this Agreement, to the extent permitted by the Applicable Laws.

4.	GENERAL PROVISIONS

4.1	Modifications

No amendment to, or waiver of, any of the provisions of this Agreement or consent to any derogation by either Party from the provisions of this Agreement shall be effective unless confirmed in writing by the other Parties.

4.2	Waiver

No default, delay or silence on the part of either Party in exercising its rights under this Agreement shall constitute a waiver of its rights, nor shall the full or partial exercise of any of the rights granted under this Agreement preclude any subsequent exercise thereof or the exercise of any other right.

4.3	Illegality of a Provision

If any provision of this Agreement is invalid or unenforceable, the remaining provisions of the Agreement shall remain in effect.

4.4	Additional Measures

The Parties shall, from time to time, take such additional measures and execute such additional documents as may be reasonably necessary or useful to carry out and effect the intent and purpose of this Agreement.

4.5	Entire Agreement, Successors and Assigns

This Agreement constitutes the entire agreement between the Parties and supersedes any prior agreement between the Parties relating to the subject matter hereof. In the event of any conflict between this Agreement and any schedule attached hereto, the terms of the Agreement shall prevail. This Agreement shall apply to and be binding upon the successors and assigns of the Parties.

4.6	Expenses

The Parties hereto agree and acknowledge that they will each be responsible for their own costs and expenses in connection with this transaction, including the costs of any advice or opinions obtained in Connection with the negotiation, preparation and execution of this Agreement.

4.7	Counterparts and Electronic Copies

This Agreement may be executed in separate counterparts and such counterparts shall collectively constitute the Agreement. The Parties shall be entitled to rely on the delivery of an electronic copy of the executed Agreement and such electronic copy shall be legally valid and enforceable.

(Signatures on next page)

FIRST POTASH CORP.

By :
Authorised signatory

FRÉDÉRIC BERGERON

SCHEDULE A

Feuillet	No titre	Date d’inscription	Date d’expiration	Superficie (Ha)	Travaux requis	Droits requis
SNRC 22D13	2661694	8/31/2022	8/30/2025	56,63	1200	68,75
SNRC 22D13	2661695	8/31/2022	8/30/2025	56,63	1200	68,75
SNRC 22D13	2661696	8/31/2022	8/30/2025	56,63	1200	68,75
SNRC 22D13	2661697	8/31/2022	8/30/2025	56,63	1200	68,75
SNRC 22D13	2661698	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661699	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661700	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661701	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661702	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661703	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661704	8/31/2022	8/30/2025	56,62	1200	68,75
SNRC 22D13	2661705	8/31/2022	8/30/2025	56,61	1200	68,75
SNRC 22D13	2661706	8/31/2022	8/30/2025	56,61	1200	68,75
SNRC 22D13	2661707	8/31/2022	8/30/2025	56,61	1200	68,75
SNRC 22D13	2661708	8/31/2022	8/30/2025	56,61	1200	68,75
SNRC 22D13	2661709	8/31/2022	8/30/2025	56,61	1200	68,75
SNRC 22D13	2661710	8/31/2022	8/30/2025	56,6	1200	68,75
SNRC 22D13	2661711	8/31/2022	8/30/2025	56,6	1200	68,75
SNRC 22D13	2661712	8/31/2022	8/30/2025	56,6	1200	68,75
SNRC 22D13	2661713	8/31/2022	8/30/2025	56,6	1200	68,75